Exhibit 99.1

MANPOWER INC.

FOR IMMEDIATE RELEASE                   JULY 6, 1998


     Milwaukee, Wisconsin -- Manpower Inc. (NYSE:MAN) announced today a reorganization of its senior management structure designed to shorten the lines of communication and reporting between its country managers and its Global Headquarters.

     The Company simultaneously announced the resignation of Jon F. Chait who is presently serving as Chairman of Manpower's European and Asian Operations and Chief Financial Officer.

     Manpower's Chief Executive Officer, Mitchell S.
Fromstein, said the reorganization moves would also improve the flow and reduce the aggregate costs of shared support services on a global scale.

     "We have reached the point in our growth where the sharing of information, knowledge and experience between our 48 country operations has become a most valuable competitive edge," Fromstein said. "The changes we are making will maximize this advantage.

     "Jon Chait has served Manpower well over his nine year tenure both as Chief Financial Officer and in directing the expansion of our operations in Europe and Southeast Asia. He was offered a senior position in the reorganized structure, but felt that it was inconsistent with his own career objectives.

     "Our new structure will give Manpower France a more direct relationship with our Headquarters Group recognizing that its size and market position warrants a more intensive interaction with U.S. Management on common issues. We have a very strong, experienced and successful management team in place in France where the pace of current growth continues to lead the industry.

     "All other European operations will be placed under the leadership of Jeffrey Joerres who has served since 1993 as Vice President of U.S. Marketing and
Director of Global Account Management and Development."

     Joerres, 39, will become Senior Vice President of
European Operations and will continue as Director of Global Account Management and Development.

     Fromstein said that all North American, South
American and Pacific Rim Operations will be placed under the leadership of Mr. Terry Hueneke, Executive
Vice President of Manpower and a member of its Board of Directors. Hueneke, 56, joined Manpower in 1974 and has headed Manpower's U.S. Operations since 1990.

     "This realignment will provide strong, experienced support to our Country Managers who are individually and as a group the best in the business," Fromstein said. "Our objective is to maintain our leadership role in the staffing industry and, simultaneously, to bring our operating margin back to a traditional level.
I believe we will show significant progress toward that goal in the months ahead."

     Fromstein said that Michael Van Handel, Manpower's
Vice President, Treasurer and Chief Accounting Officer, has been appointed as Acting Chief Financial Officer.

     This press release contains forward-looking statements regarding the Company's future operating margins. The Company's actual results could differ materially from the results projected in the forward-looking statements. Factors which may cause the Company's actual results to differ materially from those contained in the forward-looking statements can be found in the Company's reports filed with the SEC, including the Company's Annual Report on Form 10-K for the year ended December 31, 1997.